Exhibit 10.36

AGREEMENT

     WHEREAS, BioVeris Corporation (“BioVeris”) has not yet filed its annual report on Form 10-K for the fiscal year ending on March 31, 2004 (“Form 10-K”);

     WHEREAS, BioVeris will be able to complete its Form 10-K once its auditors are able to issue their opinion on BioVeris’s consolidated financial results, including the audited financial statements of Meso Scale Diagnostics, LLC. (“MSD”), which were not yet available;

     WHEREAS, in connection with the Form 10-K, MSD is willing to prepare and finalize audited financial statements of MSD for inclusion in the consolidated financial statements of BioVeris, including responding to the best of its ability to any issues raised by MSD’s auditors;

     WHEREAS, there is an action currently pending in the Court of Chancery of the State of Delaware in and for New Castle County (the “Delaware Court”) styled BioVeris Corp. v. Wohlstadter, C.A. No. 507-N (the “§18-110 Action”), brought by BioVeris against Jacob N. Wohlstadter (“Wohlstadter”), Meso Scale Technologies LLC. (“MST”), and MSD (collectively, the “Defendants”);

     WHEREAS, there is an action currently pending in the Delaware Court styled BioVeris Corp. v. Wohlstadter, C.A. No. 572-N (the “Fiduciary Duty Action”; collectively with the §18-110 Action, the “Actions”), brought by BioVeris against Defendants;

     WHEREAS, the Actions, in part, arise out of the Joint Venture Agreement (the “JVA”) dated November 30, 1995 (as amended August 15, 2001) by and among MSD, MST and BioVeris (as successor in interest to IGEN International, Inc.), and the MSD Limited Liability Company Agreement (“MSD LLC Agreement”) dated November 30, 1995 (as amended August 15, 2001); and

     WHEREAS, the parties have reached an agreement, set forth herein (the “Agreement”), providing for settlement of the Actions, on the terms and subject to the conditions set forth below (the “Settlement”);

     NOW, THEREFORE, the parties have unanimously resolved and agreed as follows:

1.	The parties shall proceed with the buyout process that is set forth in Sections 8.5.3 and 8.5.4 of the JVA, except as otherwise set forth or modified in this Agreement (the “Buyout Process”), for the purchase of the IGEN Interests (as defined in the JVA; herein the “BioVeris Interests”) by MSD and/or MST (the “Purchaser”). Purchaser shall purchase, and BioVeris shall sell, the BioVeris Interests pursuant to the Buyout Process, irrespective of the ultimate Purchase Price (as defined in the JVA) or any other factor. For purposes of determining the ultimate Purchase Price (as defined in the JVA), the parties agree that the discount factor of 7.5% as set forth in Section 8.5.4(e)(iv) of the JVA shall be applicable.

2.	All proceedings in the Actions shall be suspended and, within one business day following execution of this Agreement, the parties shall file with the Delaware Court stipulations dismissing the Actions with prejudice in the forms attached as exhibits A and B.

3.	For purposes of the Buyout Process and this Agreement:

(a)	BioVeris, MSD and MST agree that the First Appraiser (as defined in the JVA) and Second Appraiser (as defined in the JVA) shall have until 11:59 p.m. (eastern daylight time) on August 30, 2004, to provide their respective detailed written valuation reports (as contemplated in the JVA) to each of BioVeris and the Purchaser;

(b)	BioVeris, MSD and MST agree that, if a Third Appraiser (as defined in the JVA) is necessary pursuant to the terms of the JVA:

i)	the Third Appraiser (as defined in the JVA) shall be deemed to be appointed on August 31, 2004;

ii)	Donald Erickson of Erickson Partners LLC shall be deemed to be appointed as the Third Appraiser (as defined in the JVA);

iii)	if, for any reason, Donald Erickson of Erickson Partners LLC is unable to serve as the Third Appraiser, then Roger Grabowski, ASA of Standard & Poor’s Corporate Value Consulting shall be deemed to be appointed as the Third Appraiser (as defined in the JVA); and

iv)	if, for any reason, Donald Erickson of Erickson Partners LLC and Roger Grabowski, ASA of Standard & Poor’s Corporate Value Consulting are unable to serve as the Third Appraiser, then Greg Range, of Duff & Phelps shall be deemed to be appointed as the Third Appraiser (as defined in the JVA);

(c)	“Completion Date” shall mean the date upon which the BioVeris Interests are transferred to the Purchaser in accordance with Section 8.5.3 of the JVA;

(d)	each of the parties hereby covenant and represent that such party and their respective Affiliates (as defined in the JVA):

i)	have not engaged, retained, consulted with or otherwise employed any of the appraisers (or their firms) listed in paragraph 3(b) above within the preceding eighteen (18) months; and

ii)	except as otherwise provided in the immediately following proviso, have not had within the preceding eighteen (18) months and shall not have until after the Completion Date any negotiations, discussions, or communications with any of the appraisers (or their firms) listed in paragraph 3(b) above regarding a potential engagement with respect to any matter other than potential service as the Third Appraiser, provided that representatives of BioVeris met with representatives of Duff & Phelps in August 2003 about a potential engagement, but BioVeris never engaged Duff & Phelps.

4.	The parties agree that for all purposes, including without limitation income tax purposes, BioVeris shall be treated as a member of MSD through the Completion Date.

5.	Prior to the Completion Date, the parties and their Affiliates (as defined in the JVA), agents and representatives, shall not, other than to enforce the terms of this Agreement, directly or indirectly, or induce any third party to, commence, prosecute, instigate or in any way participate in the commencement, prosecution or instigation of any action or proceeding of any sort whatsoever against another party or their respective Affiliates (as defined in the JVA), agents or representatives related in any way to the Settled Claims (defined below), this Agreement, the Buyout Process, the BioVeris Interests, the Settlement, the Actions, the MSD LLC Agreement, the JVA and documents referred to in the JVA.

6.	The parties and their Affiliates (as defined in the JVA) shall not, directly or indirectly, or induce any third party to, take any actions, make any elections, or assert any rights, the effect of which would be to modify, delay, prevent, bypass, avoid or circumvent the Buyout Process or the transfer of the BioVeris Interests to Purchaser. Additionally, with respect to the transfer of the BioVeris Interests to Purchaser, the parties hereby irrevocably waive the requirements of Sections 9.1.4 and 8.1.2 of the LLC Agreement.

7.	It is the current intent of MSD that it shall operate and do business in technology related fields including without limitation the healthcare field, the software field, and detection and measurement technologies.

8.	From the date of the execution of this Agreement and until the second anniversary of the Completion Date, MSD shall not purchase a Restricted Asset (as defined below) unless: (i) BioVeris consents to such purchase of a Restricted Asset or (ii) BioVeris fails to submit a written objection to MSD within ten business days after receiving written notice of MSD’s intent to purchase a Restricted Asset. If BioVeris believes that MSD has failed to comply with this paragraph in purchasing a Restricted Asset, then BioVeris shall have the right to seek judicial action to challenge such unauthorized purchase if, and only if: (y) BioVeris provides written notice to MSD of BioVeris’s good faith belief regarding MSD’s failure to comply with this paragraph, of the reasons for such belief of BioVeris (including reasonable detail supporting why BioVeris believes the asset at issue constitutes a Restricted Asset) and of BioVeris’s intent to seek judicial relief with respect to MSD’s failure to comply with this paragraph; and (z) MSD fails to cure the alleged failure to comply with this paragraph within thirty days of receiving the written notice from BioVeris described in clause (y) above. MSD shall be deemed for all purposes to have fully, wholly and completely cured any alleged failure to comply with this paragraph with respect to a purchase of a Restricted Asset if MSD exchanges, contributes, disposes of or otherwise transfers the Restricted Asset and receives consideration in return equal to the full net purchase price of such Restricted Asset. The parties agree that if BioVeris prevails in a judicial action challenging an unauthorized purchase by MSD of a Restricted Asset, and such unauthorized purchase has not been cured (at any time prior to execution on a final judgment), then the remedy shall be limited, in all instances, to monetary damages in an amount less than or equal to the purchase price of the Restricted Asset at issue. In no event shall BioVeris seek injunctive or declaratory relief. For purposes of this paragraph, “purchase” shall mean the acquisition of title to a Restricted Asset. For purposes of this paragraph, “Restricted Asset” shall mean (i) real property that is used or contemplated to be used primarily for residential purposes, (ii) any automobile with a value, at the time of purchase, equal to or in excess of $75,000, and (iii) airplanes.

9.	BioVeris hereby irrevocably consents pursuant to Section 2.3 of the IGEN/MSD License Agreement dated November 30, 1995, as amended (the “License Agreement”), to the sublicensing by MSD of the licenses granted pursuant to the License Agreement to any Affiliate (as defined in the JVA) of MSD. Any such MSD sublicensee sublicensed hereunder shall make payments to BioVeris according to Section 8.5.3(b) of the JVA and shall pay royalties to BioVeris according to Section 5 of the License Agreement, and for the purpose of determining the sublicensee’s obligations under such Sections, the sublicensee shall be subject to the same terms as MSD. The payment and royalty terms shall be the same as those set forth in the JVA and the License Agreement, respectively, as amended hereby. Any sublicense granted hereunder shall specifically exclude manufacturing, marketing or selling in the Diagnostic Field (as defined in the JVA) readers which perform the electrochemiluminescent measurement on a permanently installed electrode in a permanently installed flow cell contained in the reader. Any such MSD sublicensee sublicensed hereunder shall be bound by the terms of this Agreement.

10.	The parties agree that, prior to the Completion Date, MST may sell, contribute, convey, assign, pledge or otherwise transfer any or all of its interest in MSD to an entity or entities wholly owned by Wohlstadter or any entity organized for the benefit of Wohlstadter or his immediate family (which for purposes of this paragraph shall mean Wohlstadter’s spouse and children) and such transferee shall be admitted as a member of MSD; provided, however, that any such transferee must first agree to be subject to any contractual or other obligations to which MST is subject with respect to its MSD interests. Additionally, with respect to transfers pursuant to this paragraph, the parties hereby irrevocably waive the requirements of Sections 9.1.4 and 8.1.2 of the LLC Agreement.

11.	In consideration for the prior receipt by MSD of $2,862,655.00 from Wohlstadter and for no additional consideration, MSD: (i) shall contribute, convey, assign, pledge or otherwise transfer the assets listed in exhibit C to MSVE, LLC (an entity which currently has no assets) and immediately thereafter (ii) shall contribute, convey, assign, pledge or otherwise transfer all of MSD’s limited liability company interests in MSVE, LLC and MS RE, LLC to Wohlstadter or an entity or entities wholly owned by Wohlstadter. The parties agree that the transfers described in clause (i) and (ii) above will be made pursuant to the documents attached hereto as exhibits D and E. Defendants hereby covenant and represent that at the time of the transfer described in clause (ii) above, the only assets of MSVE, LLC shall be the assets listed on exhibit C and that the only assets of MS RE, LLC shall be the assets listed on exhibit F.

12.	Concurrently with the execution of this Agreement, Dr. Richard Massey shall resign from the MSD board of managers (the “MSD Board”), and BioVeris shall execute an amendment to the MSD LLC Agreement in the form attached hereto as exhibit G for the purpose of amending the MSD LLC Agreement so that the number of managers constituting the entire MSD Board shall be one, and MST shall designate such manager.

13.	Concurrently with the execution of this Agreement, MSD shall deliver executed copies of the representation letters (the “Representation Letters”) attached hereto as exhibits H and I that have been requested by Deloitte & Touche LLP (“D&T”) and PricewaterhouseCoopers (“PwC”), respectively. Upon receipt by MSD of audited financial statements for MSD for calendar year 2003, MSD shall provide a copy of such audited financial statements to BioVeris. In addition, until such time as BioVeris is no longer required by law as is reasonably determined by BioVeris’s auditors to consolidate or include the audited financial results of MSD in BioVeris filings with the Securities and Exchange Commission (“SEC”), BioVeris may request and MSD shall deliver (i) representation letters substantially similar to the Representation Letters, and (ii) copies of audited financial statements of MSD. Until such time as BioVeris is no longer required by law as is reasonably determined by BioVeris’s auditors to consolidate or include unaudited quarterly financial results of MSD in BioVeris filings with the SEC, BioVeris may request and MSD shall deliver to BioVeris unaudited quarterly financial statements of MSD by the date that is the later of (i) ten days prior to the date that BioVeris is required to file its quarterly report on Form 10-Q with the SEC, or (ii) twenty-five days after BioVeris has delivered to MSD a written request that MSD prepare such unaudited quarterly financial statements, such request to be delivered no earlier than five days prior to the end of the quarter for which such request is being made. BioVeris shall promptly notify MSD of the determination by BioVeris’s auditors that BioVeris is no longer required by law to consolidate or include unaudited quarterly financial results of MSD in BioVeris filings with the SEC.

14.	BioVeris shall pay the fees and costs incurred by D&T in connection with D&T’s audit of MSD as requested by BioVeris. BioVeris shall indemnify Defendants and their respective directors, officers, employees and agents for any losses, costs, fees and expenses arising out of or related in any way to past, current or future audits of MSD or preparation of MSD audited or unaudited financial statements requested by BioVeris. In addition, BioVeris shall indemnify Defendants and their respective directors, officers, employees and agents for any losses, costs, fees and expenses with respect to regulatory (SEC or otherwise) or legal proceedings and investigations resulting from or related to the fact that BioVeris is (or BioVeris’s predecessor IGEN International, Inc., was) an issuer of publicly traded securities. Defendants hereby represent that, as of this date, Defendants are not aware of any losses (as opposed to costs, fees and expenses) incurred by Defendants related to the current audit, past audits, or the current SEC investigations resulting from or related to the fact that BioVeris is (or BioVeris’s former parent IGEN International, Inc., was) an issuer of publicly traded securities. With respect to any audit of MSD that is requested by BioVeris, MSD shall permit BioVeris to negotiate directly with the auditor to ensure that the fees and expenses relating to such audit are reasonable; provided, however, that irrespective of whether the ultimate fees and costs relating to any such MSD audit are reasonable, BioVeris shall be solely responsible for all such fees and costs. Nothing in this paragraph shall require BioVeris to indemnify a Defendant for acts either resulting in a criminal conviction or finally adjudged by a court of competent jurisdiction to constitute fraud or intentional misrepresentations.

15.	Within one business day of the execution of this Agreement, BioVeris shall pay to MSD in immediately available funds the amount of $3,045,879.50, which payments shall be treated as a Class C capital contribution. This aggregate net amount reflects the following payments: (i) a payment by BioVeris to MSD in full and complete satisfaction of amounts which have been due to MSD pursuant to Section 3.2 of the License Agreement dated as of November 30, 1995 among MSD, MST and BioVeris (as successor in interest to IGEN International, Inc.), as amended; (ii) a payment by BioVeris to MSD in full and complete satisfaction of the outstanding dispute regarding unsatisfied committed funding obligations in which MSD claims that BioVeris is required to pay MSD an additional amount pursuant to Section 2.8.3 of the Joint Venture Agreement; (iii) a payment by BioVeris to MSD in full and complete satisfaction of the outstanding dispute regarding the payment of certain legal fees and expenses incurred by Defendants in connection with Defendants’ participation and involvement in the negotiation and settlement of litigation involving IGEN International, Inc. and Roche Holding Ltd.; and (iv) a pre-payment by MSD to BioVeris in the form of a credit by BioVeris for the benefit of Purchaser (as described below) in the amount of $2,000,000.00 for future amounts payable to BioVeris pursuant to Section 8.5.3 of the JVA.

16.	The parties agree that BioVeris shall credit MSD, effective as of the date of this Agreement, in the amount of $2,000,000.00 as a non-refundable prepayment for future amounts payable to BioVeris pursuant to Section 8.5.3 of the JVA (the “Prepayment Credit”), which payments shall be treated as a Class C capital contribution. The amount of the Prepayment Credit outstanding from time to time shall bear simple interest (cumulated, not compounded) at the fixed annual rate equal to the Prime Rate (as defined in the MSD LLC Agreement) in effect as of the date of the Purchase Election Notice (as defined in the JVA), plus one-half of one percent (0.5%). The amount of the outstanding credit balance of the Prepayment Credit, including accrued interest, shall be reduced for amounts due and payable to BioVeris pursuant to Section 8.5.3 of the JVA. Until the outstanding credit balance of the Prepayment Credit and all accrued interest has been depleted to zero, any amounts payable to BioVeris pursuant to Section 8.5.3 of the JVA will be satisfied solely from the Prepayment Credit.

17.	The parties agree that the aggregate Pro Rata Rent Share (as defined in the subleases between BioVeris and MSD) through August 31, 2005, including any accrued but unpaid payment obligation for Pro Rata Rent Share (as defined in the subleases between BioVeris and MSD) as of the date hereof, shall be added into the Purchase Price (as defined in the JVA) and shall thereby be deemed to be paid in full. In light of the fact that a portion of the Pro Rata Rent Share consists of variable costs, and therefore will be unable to be predicted with certainty, on or before the Completion Date the parties shall in good faith agree upon an estimate of the aggregate Pro Rata Rent Share (as defined in the subleases) from the Completion Date through August 31, 2005. The parties shall then reconcile the actual accrued Pro Rata Rent Share (as defined in the subleases) against the agreed upon estimate of the accrued Pro Rata Rent Share (as defined in the subleases) and make any necessary adjustments to the Purchase Price (as defined in the JVA) arising from such reconciliations. The parties will effect such reconciliations as of and within 30 days after each of December 31, 2004, March 31, 2005 and August 31, 2005. In addition, MSD shall sublease certain warehouse space to Wohlstadter for the period from August 1, 2004 through August 31, 2005 in exchange for an upfront payment by Wohlstadter to MSD of $23,994.75, which constitutes a prepayment of the rent for such subleased space for the remaining term of the sub-lease.

18.	For purposes of the MSD audits, the Representation Letters (and future representation letters) and the Settlement, Kenneth T. Mills shall be deemed to be an officer of MSD, and shall thereby be entitled to the benefits of Section 12.3 of the MSD LLC Agreement. Mr. Mills shall be deemed to be an intended third party beneficiary of this paragraph of this Agreement.

19.	BioVeris’s indemnification obligations pursuant to Section 12.3 of the MSD LLC Agreement shall only apply to acts, events or inactions, actual or alleged, occurring on or before the Completion Date without regard to whether the legal proceeding or other event triggering the indemnification obligation is initiated prior to or after the Completion Date. Nothing in this paragraph limits or affects BioVeris’s obligations under paragraph 14 above.

20.	The parties agree that BioVeris shall pay when due the costs and expenses associated with the First Appraiser (as defined in the JVA) and with the Third Appraiser (as defined in the JVA). In addition, on or before the Completion Date, BioVeris shall reimburse Defendants with respect to any payments made by Defendants to the First Appraiser prior to the date hereof.

21.	The parties agree that the cost and expenses associated with the First Appraiser (as defined in the JVA) and half of the costs and expenses associated with the Third Appraiser (as defined in the JVA) shall be added to the Purchase Price, as contemplated by the JVA.

22.	Commencing with the first quarter following the Completion Date and until such time as there are no further payment obligations under the License Agreement or Section 8.5.3 of the JVA, MSD shall provide written reports to BioVeris within 60 days after the end of each fiscal quarter during the term of the License Agreement, and each such report shall state (i) the aggregate MSD Net Sales (as defined in the JVA), (ii) the aggregate Net Sales Price (as defined in the License Agreement) of products commercially sold by MSD during such fiscal quarter, and (iii) the net proceeds, if any, realized by MSD during such quarter from the sale of MSD debt or equity securities in any third party financings (including debt financings through term loans or sale leaseback transactions in either case having a term of greater than one year, but excluding debt financings through revolving credit facilities, lines of credit and lease financing transactions) as described in Section 8.5.3(b) of the JVA (“Net Third Party Financing Proceeds”), in each case upon which payment is due and payable as provided in Section 8.5.3 of the JVA and/or Section 5 of the License Agreement; and be accompanied by a remittance of the amount payable, if any. This provision for quarterly payment of a percentage of MSD Net Sales (as defined in the JVA) amends and supersedes the obligations under Section 8.5.3 of the JVA to provide payment within 30 days after receipt of MSD Net Sales proceeds.

23.	The parties agree that BioVeris may cause to be conducted an MSD audit focused solely upon the payments under Section 8.5.3 of the JVA and/or Section 5 of the License Agreement, in order to verify the amount of payments made by MSD to BioVeris under such agreements prior to the date of such audit (“License Audit”), and adjustment shall be made thereafter to reconcile any underpayments or overpayments to BioVeris disclosed by such License Audit, provided that:

(a)	such License Audit shall be conducted by an independent certified public accounting firm reasonably acceptable to both parties (the “Auditor”);

i)	the parties agree that KPMG, Grant Thornton, Reznick, Fedder & Silverman, and Aronson & Company (collectively “Pre-Approved Auditors”) are independent certified public accounting firms reasonably acceptable to both parties;

ii)	BioVeris may engage, retain, consult with or otherwise employ any of the Pre-Approved Auditors for purposes of conducting a License Audit, if and only if prior to such engagement, retention, consultation or employment, BioVeris provides MSD with:

(a)	written notice of the intent to engage, retain, consult with or otherwise employ the Pre-Approved Auditor;

(b)	a written representation that BioVeris or its Affiliates (as defined in the JVA) have not engaged, retained, consulted with or otherwise employed such Pre-Approved Auditor within the preceding eighteen (18) months;

(c)	a written representation that BioVeris or its Affiliates (as defined in the JVA) shall not engage, retain, consult with or otherwise employ such Pre-Approved Auditor until at least six (6) months following the completion of the License Audit for any matter other than the License Audit; and

(d)	a written representation that BioVeris or its Affiliates (as defined in the JVA) have not had within the preceding eighteen (18) months and shall not have until the completion of the License Audit any negotiations, discussions, or communications regarding a potential engagement of such Auditor by BioVeris or any of its Affiliates (as defined in the JVA) with respect to any matter other than the License Audit; and

iii)	within 10 business days of receiving the written notices and representations set forth in (ii) above, MSD may object in writing to the engagement, retention, consultation or employment of any such identified Pre-Approved Auditors for purposes of a given License Audit. If MSD timely objects, such identified Pre-Approved Auditors shall not be deemed reasonably acceptable to both parties as set forth in (i) above; provided, however, that with respect to a License Audit for any given fiscal year, MSD shall not object to more than two of the Pre-Approved Auditors.

(b)	such License Audit shall be conducted during regular business hours at MSD’s offices so as not to interfere with MSD’s normal business activities and upon reasonable written notice to MSD;

(c)	such License Audit shall be conducted by the Auditor in a reasonable and efficient manner and shall be focused solely on determining the appropriate amounts owed and payable to BioVeris pursuant to Section 8.5.3 of the JVA and/or Section 5 of the License Agreement for the period in question;

(d)	before any such License Audit is conducted, the Auditor shall enter into a non-disclosure agreement reasonably acceptable to MSD that protects the proprietary and confidential information of MSD (including a restriction on disclosure of such information to BioVeris) and states that the Auditor shall report to BioVeris only the amount of any payment adjustment to be made;

(e)	the expenses related to any such License Audit will be paid for by BioVeris, provided however, that if MSD has paid to BioVeris less than seventy-five percent (75%) of the aggregate amount determined as a result of the License Audit to be owed and payable to BioVeris for the MSD fiscal year in question, then the reasonable expenses related to the License Audit with respect to such specific MSD fiscal year will be paid for by MSD; and

(f)	in no event shall License Audits be made more frequently than once annually or, with respect to any specific MSD fiscal year, more than one year after the report for such fiscal year has been submitted.

24.	The parties agree that: (i) the above-described License Audit process shall be the exclusive remedy of the parties for resolving disputes as to the appropriate amount of payments under Section 8.5.3 of the JVA and/or Section 5 of the License Agreement; and (ii) the determination of the Auditor for a given License Audit shall be final and binding on all parties.

25.	The parties agree that the term “make, use and sell” in Paragraph 4.3.1 of the JVA; Paragraphs 2.1, 2.2, and 2.8 of the License Agreement and Paragraphs 1.1 and 1.2 of the MSD/MST Sublicense Agreement dated November 30, 1995, as amended, is hereby amended to read “make, have made, use and sell”. With respect to the License Agreement and the Sublicense Agreement, the parties shall execute formal amendments in the form attached hereto as exhibit J.

26.	Except as expressly provided for in this Agreement, BioVeris will bear its own costs, expenses, and attorneys’ fees, whether taxable or otherwise, incurred in or arising out of or in any way related to the Actions or the Settlement.

27.	Except as expressly provided for in this Agreement, Defendants will bear their own costs, expenses, and attorneys’ fees, whether taxable or otherwise, incurred in or arising out of or in any way related to the defense of the Actions or the negotiation of the Settlement; provided however, that this Agreement shall not affect: (i) the allocation of costs, expenses, and attorneys’ fees among the Defendants; or (ii) any indemnification, reimbursement, advancement or contribution rights among Defendants.

28.	Upon execution of this Agreement, the parties shall issue a joint press release announcing the settlement in the form of exhibit K. After the date of this Agreement, the Parties and their Affiliates (as defined in the JVA) shall consult with each other before issuing, and provide each other the opportunity to review and comment upon any press release or other public statements with respect to or referring to the relationship between the parties on or prior to the Completion Date, this Settlement, this Agreement, or the Actions, and shall not issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. In the event a party objects to any such press release or public statement within two business days of being consulted, said press release or public statement shall not be issued or made, except to the extent required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

29.	In consideration of the foregoing commitments, and subject to the terms and conditions of this Agreement, the parties agree, without limiting or being limited by the foregoing, that: (i) all Claims against Defendants or any of their Affiliates are hereby fully, finally and forever compromised, extinguished, dismissed, discharged and released with prejudice by BioVeris; and (ii) all Claims against BioVeris or any of its Affiliates are hereby fully, finally and forever compromised, extinguished, dismissed, discharged and released with prejudice by Defendants (collectively, the “Settled Claims”).

(a)	For purposes of paragraphs 29 and 30 of this Agreement, “Affiliates” means parent entities, associates, affiliates or subsidiaries, and each and all of their respective past, present or future officers, directors, stockholders, representatives, employees, attorneys, investment bankers, commercial bankers, engineers, advisors or agents, heirs, executors, trustees, general or limited partners or partnerships, personal representatives, estates, administrators, predecessors, successors and assigns; provided, however, that BioVeris, on the one hand, and Defendants, on the other hand, shall not constitute Affiliates of each other.

(b)	For purposes of this Agreement, “Claims” means all claims, demands, rights, actions or causes of action, liabilities, damages, losses, obligations, judgments, suits, matters and issues of any kind or nature whatsoever, contingent or absolute, known or unknown, suspected or unsuspected, matured or unmatured, asserted or unasserted, alleged or unalleged, disclosed or undisclosed, material or immaterial, including but not limited to those which have been, or could have been, or in the future can or might be asserted in any court, tribunal, arbitration or other proceeding (including, without limitation, those arising under state law or federal law (including federal securities law) or administrative law), in existence from the beginning of time to the date of the execution of this Agreement, including but not limited to those arising from or relating to any acts, facts, transactions, matters or occurrences, conduct, representations or omissions, allegations, or any series thereof, involved, set forth or referred to in any way in the Actions or arising out of the Actions, whether individual, class, derivative, representative, legal, equitable or any other type or in any other capacity; provided, however, that “Claims” does not include the right of BioVeris and Defendants to enforce the terms of this Agreement, the Settlement, and the parties’ respective indemnity (except with respect to indemnity rights relating to known costs, expenses and attorneys’ fees incurred in or arising out of or in any way related to the defense of the Actions or the negotiation of the Settlement), personal property, real property and intellectual property rights.

30.	The parties shall not, directly or indirectly, or induce any third party to, commence, prosecute, instigate or in any way participate in the commencement, prosecution or instigation of any Settled Claims against another party or their respective Affiliates.

31.	The releases contemplated by this Agreement extend to claims that any person granting a release (the “Releasing Person”) does not know or suspect to exist at the time of the release, which if known, might have affected the Releasing Person’s decision to enter into this release. The Releasing Person will be deemed to relinquish, to the extent it is applicable, and to the full extent permitted by law, the provisions, rights and benefits of §1542 of the California Civil Code. In addition, the Releasing Person will be deemed to relinquish, to the extent they are applicable, and to the full extent permitted by law, the provisions, rights and benefits of any law of any state or territory of the United States, federal law, or principle of common law, which is similar, comparable or equivalent to §1542 of the California Civil Code. The Releasing Person acknowledges that the Releasing Person may discover facts in addition to or different from those now known or believed to be true with respect to the Settled Claims, but that it is the intention of the Releasing Person to hereby completely, fully, finally and forever compromise, settle, release, discharge and extinguish any and all Settled Claims known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery or existence of additional or different facts. The Releasing Person warrants that the Releasing Person has read and understands §1542 of the California Civil Code and has had the opportunity to consult with and be advised by counsel regarding its meaning and effect. The Releasing Person hereby voluntarily waives the provisions, rights and benefits of §1542 of the California Civil Code and the provisions, rights and benefits of any law of any state or territory of the United States, federal law, or principle of common law, which is similar, comparable or equivalent to §1542 of the California Civil Code.

32.	The parties: (i) have denied, and continue to deny, that any of them have committed or have threatened to commit any violations of law or breaches of duty to any other party or anyone else; and (ii) are entering into the Settlement solely because it will eliminate the uncertainty, distraction, burden and expense of further litigation.

33.	BioVeris represents and warrants that BioVeris is the only holder and owner of the claims and causes of action asserted in the Actions, and that none of BioVeris’s claims or causes of action referred to in any complaint or amended complaint in the Actions or this Agreement have been assigned, encumbered or in any manner transferred in whole or in part.

34.	This Agreement and the Settlement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to Delaware’s principles governing choice of law. The parties agree that any dispute arising out of or relating in any way to this Agreement or the Settlement shall not be litigated or otherwise pursued in any forum or venue other than the courts of Delaware, and the parties expressly waive any right to demand a jury trial as to any such dispute.

35.	This Agreement may be modified or amended only by a writing, signed by all of the signatories hereto, that refers specifically to this Agreement.

36.	The provisions contained in this Agreement shall not be deemed a presumption, concession or admission by any Defendant of any fault, liability or wrongdoing as to any facts or claims that have been or might be alleged or asserted in the Actions, or any other action or proceeding, and shall not be interpreted, construed, deemed, invoked, offered, or received in evidence or otherwise used by any party in the Actions, or in any other action or proceeding, whether civil, criminal or administrative, for any purpose other than as provided expressly herein.

37.	This Agreement shall be binding upon and inure to the benefit of the parties and their respective agents, executors, heirs, successors and assigns.

38.	The parties acknowledge and agree that: (i) money damages would not be a sufficient remedy for any breach of this Agreement and it would be impracticable or extremely difficult to fix the amount of such harm; (ii) a breach or default of this Agreement will result in irreparable harm to the non-breaching party; and (iii) in the event of any breach or default of this Agreement, the non-breaching party shall be entitled to all remedies provided by law and equity (including without limitation an award for damages, specific performance or injunctive relief) for any material breach or to prevent any material breach of this Agreement. The parties agree that paragraph 7 of this Agreement confers no rights enforceable in a court or otherwise on any party (whether by way of an action for equitable relief, money damages, or for any other relief) and that no party shall contend that paragraph 7 limits in any way the future actions of any party.

39.	In addition to the actions specifically provided for in this Agreement, the parties will use their reasonable best efforts from the date hereof to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective this Agreement.

40.	The prevailing party in any action to enforce this Agreement shall be entitled to recover, in addition to any other relief awarded, court costs and reasonable attorney fees and costs incurred in connection with such action.

41.	The waiver by any party of any breach of this Agreement will not be deemed or construed as a waiver of any other breach of this Agreement, whether prior, subsequent, or contemporaneous.

42.	Each party represents and warrants that the party, or a responsible officer or partner or other fiduciary thereof, has read this Agreement and understands the contents hereof.

43.	Each party represents and warrants that the party has made such investigation of the facts pertaining to the Settlement provided for in this Agreement, and of all of the matters pertaining thereto, as the party deems necessary and advisable.

44.	Each term of this Agreement is contractual and not merely a recital.

45.	This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous oral or written agreements, understandings or representations. Unless expressly modified herein, the written agreements between or among the parties, including without limitation, the JVA, the MSD LLC Agreement and the License Agreement, shall remain in full force and effect.

46.	This Agreement will be deemed to have been mutually prepared by the parties and will not be construed against any of them by reason of authorship.

47.	If any provision of this Agreement is held to be illegal, invalid, or unenforceable (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.

48.	This Agreement may be executed in any number of actual or telecopied counterparts and by each of the different parties on several counterparts, each of which when so executed and delivered will be an original. The executed signature page(s) from each actual or telecopied counterpart may be joined together and attached and will constitute one and the same instrument.

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Ex. 10.36
Signature
Page

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of August 12, 2004.

/s/ Richard J. Massey, PhD	/s/ Jacob N. Wohlstadter
Richard J. Massey, PhD	Jacob N. Wohlstadter

/s/ Jacob N. Wohlstadter
BioVeris Corporation	Meso Scale Technologies, LLC.

By:	By:

/s/ Jacob N. Wohlstadter
Meso Scale Diagnostics, LLC.

By: